UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

TECHNICAL COMMUNICATIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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TECHNICAL COMMUNICATIONS CORPORATION

Notice of Annual Meeting of Stockholders

To Be Held February 12, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Meeting”) of Technical Communications Corporation, a Massachusetts corporation (the “Company”), will be held at the offices of the Company, 100 Domino Drive, Concord, Massachusetts 01742, at 10:00 a.m. local time on Monday, February 12, 2007, to:

1.	Elect one Class I Director to serve on the Board of Directors for a term of three years expiring at the 2010 Annual Meeting of Stockholders;

2.	Ratify the appointment of Vitale, Caturano & Company, Ltd. as registered independent public accountants for the Company for the fiscal year ending September 29, 2007; and

3.	Consider and act upon such other business and matters as may properly come before the Meeting or any adjournments thereof.

The Board of Directors knows of no other matters to be presented at the Meeting.

Only stockholders of record of the Company at the close of business on December 15, 2006 are entitled to notice of and to vote at the Meeting or any adjournments thereof.

All stockholders are cordially invited to attend the Meeting.

Whether or not you expect to attend the Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. If you return your proxy, you may nevertheless attend the Meeting and vote your shares in person.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2006, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the attached Proxy Statement.

By Order of the Board of Directors,

David A. White, Secretary

Concord, Massachusetts

January 12, 2007

It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, please promptly complete, sign, date and mail the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States.

TECHNICAL COMMUNICATIONS CORPORATION

100 Domino Drive

Concord, MA 01742

PROXY STATEMENT

for the

2007 Annual Meeting of Stockholders

February 12, 2007

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Technical Communications Corporation, a Massachusetts corporation (the “Company”), for use at the Company’s 2007 Annual Meeting of Stockholders and any adjournments thereof (the “Meeting”), to be held at the offices of the Company, 100 Domino Drive, Concord, Massachusetts 01742, at 10:00 a.m. local time on Monday, February 12, 2007.

It is expected that the Notice of Meeting, this Proxy Statement and the accompanying proxy card, and an Annual Report to Stockholders for the fiscal year ended September 30, 2006 containing financial statements and other information of interest to stockholders, will be mailed to stockholders on or about January 12, 2007.

SHARES OUTSTANDING AND VOTING PROCEDURES

Only record holders of shares of the Company’s Common Stock, par value $0.10 per share, as of the close of business on December 15, 2006 (the “Record Date”) are entitled to notice of and to vote at the Meeting.

As of the Record Date, there were 1,372,459 shares of the Company’s Common Stock outstanding and entitled to vote. The shares of Common Stock are the only voting securities of the Company. Stockholders are entitled to cast one vote for each share held of record.

If the enclosed proxy card is properly marked, signed, and returned in time to be voted at the Meeting, and is not subsequently revoked, the shares represented will be voted in accordance with the instructions marked thereon. SIGNED PROXIES RETURNED TO THE COMPANY AND NOT MARKED TO THE CONTRARY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS SET FORTH IN THE PROXY.

Any stockholder may revoke a proxy at any time prior to its exercise by signing and delivering a later-dated proxy or a written notice of revocation to the Secretary of the Company. Stockholders attending the Meeting may also revoke their proxies by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy unless a stockholder gives affirmative notice at the Meeting that such stockholder intends to revoke the proxy and vote in person.

The presence in person or by proxy of the holders of a majority in interest of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote is required to constitute a quorum at the Meeting. If a quorum is not present, the stockholders entitled to vote that are present in person or by proxy at the Meeting may adjourn the Meeting without notice (unless a new record date is to be fixed) other than an announcement at the Meeting of such adjournment until such time as a quorum is present. At any adjourned Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Meeting as originally scheduled.

Abstentions and broker non-votes will count is determining whether a quorum is present at the Meeting and any adjourned Meeting. A broker non-vote occurs if the broker or other nominee who holds shares represented by a proxy has not received instructions with respect to a particular proposal and does not have discretionary authority with respect to such proposal.

The Board of Directors knows of no matters to be presented for consideration at the Meeting other than as set forth in this Proxy Statement. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

No director, executive officer or nominee for director, nor any associate of any of the foregoing, has any interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting (other than elections to office).

PROPOSAL I. ELECTION OF DIRECTORS

The business corporation statute of Massachusetts requires, unless a company opts out, that the terms of directors of public companies be staggered by dividing the number of directors into three groups, as nearly equal in number as possible, with the number of directors subject to such requirement being fixed by a vote of the board. The Company’s Board of Directors currently consists of four directors. Pursuant to the statute and the Company’s By-laws, the members of the Company’s Board of Directors are divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The term of the Class I Director expires at the Meeting; the term of the Class II Director expires at the 2008 Annual Meeting of Stockholders; and the terms of the Class III Directors expire at the 2009 Annual Meeting of Stockholders.

Directors elected by the stockholders at an annual meeting to succeed those whose terms expire are of the same class as the directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. Vacancies in the Board, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected holds office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until the director’s successor shall have been elected and qualified.

Nominees for Directors

One director is to be elected at the Meeting to fill the term of the Class I director that expires at the Meeting. The Board of Directors, as recommended by its Compensation, Nominating and Governance Committee, has nominated Mitchell B. Briskin as the Company’s Class I Director. Mr. Briskin is currently and has been a director of the Company since 1998, and has consented to being named in this Proxy Statement and to serve if elected. If elected, the nominee will hold office until the 2010 Annual Meeting of Stockholders and until his respective successor is duly elected and qualified. The Board of Directors knows of no reason why such nominee should be unable or unwilling to serve, but, if such should be the case, proxies may be voted for the election of some other person or for fixing the number of directors at a lesser number.

The affirmative vote of a plurality of the votes cast at the Meeting by the shares entitled to vote thereon is required to elect a director. Thus, abstentions, broker non-votes and votes withheld will not be included in the totals and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEE.

Members of the Board of Directors, Nominees and Executive Officers

The following table sets forth the name and address of each director, nominee and executive officer of the Company, the year each current director first became a director, and the age and positions currently held by each such individual with the Company. The following table is as of December 15, 2006.

Name and Address(1)	Year First Became a Director	Age	Positions and Offices with the Company

Mitchell B. Briskin	1998	47	Class I Director

Robert T. Lessard	1997	66	Class II Director

Carl H. Guild, Jr.	1997	62	Class III Director, Chairman of the Board, Chief Executive Officer and President

Thomas E. Peoples	1998	58	Class III Director

Non-Director Officers

Michael P. Malone	—	47	Chief Financial Officer, Treasurer and Asst. Secretary

(1)	The address of Messrs. Briskin, Lessard, Guild, Peoples and Malone is c/o Technical Communications Corporation, 100 Domino Drive, Concord, Massachusetts 01742.

Directors and Nominees

Mitchell B. Briskin. Mr. Briskin is a Managing Director at Stonebridge Associates, LLC, an investment bank, where he has worked since 1999. Formerly, Mr. Briskin was a Principal at Concord Investment Partners from 1997 to 1999. From 1996 to 1997, Mr. Briskin attended Harvard Business School. From 1990 to 1995, Mr. Briskin was General Manager at General Chemical Corporation; previously, he was a lawyer with Patterson, Belknap, Webb & Tyler LLP in New York, New York.

Robert T. Lessard. Mr. Lessard was employed in a variety of management positions from 1966 through 1995 at the U.S. National Security Agency, Department of Defense. During his final two years at the NSA, Mr. Lessard was the Group Chief in the Operations Directorate responsible for communications and cryptographic technology. Since his retirement in 1995, he has represented the Director of the NSA on several special projects.

Carl H. Guild, Jr. Mr. Guild has been President and Chief Executive Officer of the Company since 1998 and Chairman since 2001. He was also Vice-chairman from 1998 to 2001 and Chairman of the Board in 1998, and was an independent consultant to the Company from 1997 to 1998. From 1993 to 1997, he was a Senior Vice President with Raytheon Engineers and Constructors, Inc., a unit of Raytheon Company. Mr. Guild serves as President and Chief Executive Officer of the Company pursuant to an Employment Agreement (as amended) with the Company, which agreement is summarized below under “Executive Compensation and Other Information – Employment Agreements.”

Thomas E. Peoples. Mr. Peoples has worked as a consultant with The Spectrum Group, a Washington, DC area-based consulting firm, since 2004 and currently serves as Managing Director of Executive Counselors, LLC, a consulting company he established in Virginia in 2005. Between 2001 and 2004, Mr. Peoples was retired. From 1999 to 2001, Mr. Peoples was the Senior Vice President for International and Washington Operations of Gencorp, Inc., a publicly-held manufacturer of automotive, polymer, aerospace, and defense products. From 1992 to 1999, Mr. Peoples was a Vice President of Aerojet, a privately-held aerospace and defense contractor. Prior to 1992, Mr. Peoples served as Manager of Business Development for Smart Munitions Programs at Raytheon Company. He is also a member of The Gerson Lehman Council of Advisors in New York and a former Board member and Treasurer of the National Guard Youth Foundation. Mr. Peoples was also an appointed member of the US Department of Defense Science Board from 2000 to 2002.

Officers

Michael P. Malone. Mr. Malone, Chief Financial Officer, Treasurer and Assistant Secretary, joined the Company in 1998 as Director of Finance and Treasurer and became Chief Financial Officer in 2000. From 1997 to 1998, he was the Controller at Vasca, Inc., a privately-held medical device company. Prior to 1997, Mr. Malone was with Zoll Medical Corporation, a publicly-traded medical device company, for five years as its Controller and Treasurer. Mr. Malone and the Company are parties to an Employment Agreement effective February 12, 2001, which agreement is summarized below under “Executive Compensation and Other Information – Employment Agreements.”

Meetings of the Board of Directors and Committees

The Board of Directors is currently composed of four members, each of whom, with the exception of Mr. Guild, the Board has determined is an “independent” director as that term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (“NASD”) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors held four meetings during the fiscal year ended September 30, 2006 and acted by written consent in lieu of a meeting once. Each director attended 100% of the aggregate of (a) the total number of meetings of the Board of Directors he was eligible to attend, and (b) the total number of meetings of all committees of the Board of Directors on which he served that were held during fiscal year 2006. The Board of Directors currently has two committees, the Audit Committee and the Compensation, Nominating and Governance Committee, each as described below.

Audit Committee

The Audit Committee of the Board, of which Mr. Briskin is the chairman and sole current member, held four meetings during fiscal year 2006. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information of the Company, reviewing the Company’s system of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes, serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system, reviewing and appraising the audit efforts of the Company’s registered independent public accountants, and providing an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The Audit Committee acts pursuant to an Audit Committee Charter (as adopted and amended), a copy of which is attached hereto and posted on the Company’s website at www.tccsecure.com. The Audit Committee’s charter requires that the committee review and update the charter periodically as conditions dictate.

The Board of Directors has determined that Mr. Briskin satisfies the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission (the “Commission”) by virtue of his educational and work experience as described above. Mr. Briskin is also “independent” as that term is defined in Rule 4200(a)(15) of the NASD’s listing standards.

Compensation, Nominating and Governance Committee

The Company’s Compensation, Nominating and Governance Committee (the “Governance Committee”) consists of Messrs. Lessard (chairman), Briskin and Peoples, and held four meetings during the 2006 fiscal year. As noted above, the Board has determined that each of these individuals satisfies applicable independence requirements.

The primary function of the Governance Committee is to assist the Board of Directors in discharging its responsibilities with respect to the Company’s compensation and benefit programs, the organization and membership of the Board, and corporate governance matters. The Governance Committee’s goal is to assure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Company’s stockholders, and to play a leadership role in shaping the Company’s corporate governance.

The Governance Committee acts pursuant to the Compensation, Nominating and Governance Committee Charter, a copy of which is posted on the Company’s website at www.tccsecure.com. The Governance Committee’s charter requires that the committee review and reassess the adequacy of the charter annually and recommend any proposed changes to the Board for approval. The Governance Committee must also annually evaluate its own performance.

In August 2004, the Board approved policies and procedures for the Governance Committee with respect to the nomination of candidates to the Board and any committees thereof. These policies and procedures are available on the Company’s website at www.tccsecure.com and are summarized below, and have not been changed since adoption.

Nomination Policies and Procedures

The Governance Committee will accept for consideration any candidate properly recommended by a stockholder; acceptance of a recommendation for consideration does not imply the committee will nominate or recommend for nomination the proposed candidate.

Stockholders who wish to nominate qualified candidates to serve as directors must notify the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s executive offices as set forth in the Company’s periodic reports, of a proposed nominee. Submissions may be by mail, courier or personal delivery. E-mail submissions will not be considered. In order to ensure meaningful consideration of such candidates, notice must be received not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders.

The notice must set forth as to each proposed nominee:

•	the name, age, business address and, if known, residence address,

•	his or her principal occupation or employment and business experience,

•	the number of shares of stock of the Company, if any, which are beneficially owned by such nominee, and

•	any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to applicable law, including but not limited to any arrangements or agreements regarding the proposed candidate’s nomination, all relationships between the proposed nominee and the recommending stockholder and the Company, and all transactions between such parties.

The notice must also set forth with respect to the stockholder giving the notice the name and address, as they appear on the Company’s books, of such stockholder, the number of shares of the Company that are owned beneficially or of record by such stockholder and the time period such shares have been held.

Submissions received through this process will be forwarded to the Governance Committee for review. Only those submissions that comply with these procedures and those nominees who satisfy the qualifications determined by the Governance Committee for directors of the Company will be considered.

When considering candidates, the Governance Committee strives to achieve a balance of knowledge, experience and accomplishment such that the Company’s Board reflects a diversity of talent, age, skill, expertise and perspective. While there are no set minimum requirements, a candidate should:

•	be intelligent, thoughtful and analytical,

•	possess superior business-related knowledge, skills and experience,

•	reflect the highest integrity, ethics and character, and value such qualities in others,

•	have excelled in both academic and professional settings,

•	demonstrate achievement in his or her chosen field,

•	be free of actual or potential conflicts of interest,

•	be familiar with regulatory and governance matters,

•	have the ability to devote sufficient time to the business and affairs of the Company, and

•	demonstrate the capacity and desire to represent, fairly and equally, the best interests of the Company’s stockholders as a whole.

In addition to the above criteria (which may be modified from time to time), the Governance Committee may consider such other factors as it deems in the best interests of the Company and its stockholders, including a candidate’s independence, financial sophistication and special competencies.

The Governance Committee identifies potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. The Governance Committee may retain and compensate third parties, including executive search firms, to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Current members of the Board with the requisite skills and experience are considered for re-nomination, balancing the value of the member’s continuity of service and familiarity with the Company with that of obtaining a new perspective, and considering each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. If any existing members do not want to continue in service or if it is decided not to re-nominate a director, new candidates are identified in accordance with those skills, experience and characteristics deemed necessary for new nominees, and are evaluated based on the qualifications set forth above. In every case, the Governance Committee meets (in person or telephonically) to discuss each candidate, and may require personal interviews before final approval. Once a slate is selected, the Governance Committee presents it to the full Board.

The Governance Committee does not currently, and does not intend in the future, to differentiate between or alter the manner in which it evaluates candidates based on the constituency (including stockholders) that proposed the candidate.

Stockholder Communications and Director Attendance

The Board welcomes communications from stockholders and has adopted a procedure for receiving and addressing such communications. Stockholders may send written communications to the entire Board or individual directors, addressing them to Technical Communications Corporation, 100 Domino Drive, Concord, MA 01742, Attention: Chief Financial Officer. All such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Company has the authority to discard the communication or take appropriate legal action regarding the communication.

Recognizing that director attendance at the Company’s annual meetings of stockholders can provide stockholders with an opportunity to communicate with members of the Board of Directors, it is the policy of the Board of Directors to strongly encourage, but not require, the members of the Board to attend such meetings. Two of the directors attended the 2006 Annual Meeting of Stockholders and two were unable to due to inclimate weather.

The Company’s policies regarding stockholder communications and director attendance (which may be modified from time to time) can be found on the Company’s website at www.tccsecure.com.

Compensation of Directors

In connection with each annual meeting of stockholders, directors are granted options to purchase 2,500 shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the date of such meeting. Members of the Board are granted such options automatically at every annual meeting of stockholders. Stock options granted to directors are considered non-qualified and vest immediately. Each grant expires ten years after the date of grant, except that if a director ceases to be a director, the option terminates at the earlier of 10 years from the date of grant or three years from the last day as a director.

Directors are paid a quarterly stipend of $700 for their services as directors and $1,200 for each Board meeting attended. Members of the Audit Committee are paid $1,000 for each Audit Committee meeting attended, and the Audit Committee Chairman receives a quarterly stipend of $400 in addition to stipend he receives as a director of the Company. In addition, the Board of Directors has approved a one-time option grant of 5,000 shares to each new director who is elected and serves on the Audit Committee and is a qualified audit committee financial expert. Members of the Governance Committee receive $500 for each meeting attended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of such reports and any amendments thereto furnished to the Company during and with respect to fiscal year 2006, or written representations from certain reporting persons that they were not required to file, the Company believes that during fiscal year 2006, its executive officers, directors, and greater-than-10% stockholders complied with all applicable Section 16(a) filing requirements, except that Michael P. Malone filed one Form 4 late with respect to an option grant.

Certain Relationships and Related Transactions

David A. White, the Company’s Secretary, is a member of a law firm that provides legal services to the Company. Fees paid to Mr. White’s law firm were approximately $36,000 for fiscal year 2006 and approximately $61,000 for fiscal year 2005. There are and were no other transactions to which the Company is or was a participant and in which any related person has or will have a direct or indirect material interest. There are no family relationships among the directors, executive officers or any nominee therefor.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics, which applies to all of its employees, officers and directors. A copy of this code can be found on the Company’s website at www.tccsecure.com.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2006.

The Audit Committee has reviewed and discussed the fiscal year 2006 audited financial statements with management of the Company. The Audit Committee has discussed with the Company’s registered independent public accountants, Vitale, Caturano & Company, Ltd., the matters required to be discussed by Statement on Accounting Standards No. 61 (as may be modified or supplemented); received and reviewed the written disclosures and the letter from the registered independent public accountants required by Independence Standards Board Standard No. 1 (as may be modified or supplemented); and discussed with the registered independent public accountants their independence and any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2006 be included in the Company’s Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission. Mr. Briskin is the chairman and sole member of the Audit Committee, and is independent as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

Audit Committee

Mitchell B. Briskin

Executive Compensation and Other Information

The following table sets forth certain summary information concerning compensation awarded or paid to or earned during the past three fiscal years by the chief executive officer and the other executive officer of the Company whose annual compensation during fiscal year 2006 exceeded $100,000 (hereafter referred to as the “named executive officers”):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(1)		Shares Underlying Options Granted (#)		All Other Compensation
Carl H. Guild, Jr. Chairman, CEO & President	2006 2005 2004	$246,006 $246,006 $209,879	$	— — 50,000	2,500 2,500 88,862	(4)	$4,014(2) $4,259(2) $3,658(2)

Michael P. Malone Chief Financial Officer	2006 2005 2004	$134,014 $134,014 $128,052	$	— — 28,000	10,000 — 34,938	(5)	$2,874(3) $2,966(3) $2,546(3)

(1)	Amounts in this column represent performance awards received by the named executive officers for the 2004 fiscal year and, in the case of Mr. Malone, a $3,000 bonus awarded in December 2003.
(2)	Represents the Company’s 25% match on the first 6% of Mr. Guild’s fiscal year 401(k) contribution. Also includes life insurance premiums paid by the Company of $864 for fiscal year 2006 and $581 for each of fiscal years 2005 and 2004. Amounts in this column for fiscal year 2004 do not include amounts received upon the exercise of stock options granted to Mr. Guild on February 9, 2004 to purchase 500 shares of Common Stock at $.01 per share; the value realized by Mr. Guild in connection with such exercise was $1,770.

(3)	Represents the Company’s 25% match on the first 6% of Mr. Malone’s fiscal year 401(k) contribution. Also includes life insurance premiums paid by the Company of $864 for fiscal year 2006 and $581 for each of fiscal years 2005 and 2004.
(4)	Includes the grant of an option to purchase 87,362 shares that was reduced from an original grant to purchase 100,000 shares, which had been granted subject to approval of a proposed amendment to the Company’s 2001 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance. Such proposal was not approved. Such options were originally granted on February 9, 2004 with an exercise price of $3.55, the closing price of the Common Stock on such date.
(5)	Grant of an option to purchase 34,938 shares that was reduced from an original grant to purchase 40,000 shares, which had been granted subject to approval of a proposed amendment to the Company’s 2001 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance. Such proposal was not approved. Such options were originally granted on February 9, 2004 with an exercise price of $3.55, the closing price of the Common Stock on such date.

Stock Options

Set forth below is a stock option grant table concerning individual grants of stock options made during fiscal year 2006 to each of the named executive officers.

Options Grants in Fiscal Year 2006

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in FY 2006(1)	Exercise or Base Price ($/sh)	Market Price at Date of Grant	Expiration Date
Carl H. Guild, Jr.	2,500	(1)	5.7%	$3.90	$3.90	2/13/2016

(1)	Options to purchase a total of 44,000 shares of the Company’s Common Stock were granted to employees of the Company during the 2006 fiscal year, which amount includes options to purchase 2,500 shares granted to Mr. Guild in his capacity as a director of the Company.

Set forth below is a table concerning each exercise of stock options during fiscal year 2006 by each of the named executive officers, and the fiscal year end value of unexercised options.

Aggregated Option Exercises for Fiscal Year 2006

and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Carl H. Guild, Jr.	—	—	387,862	—	$265,990	—
Michael P. Malone	—	—	104,938	7,500	$136,750	$2,250

(1)	Value is based on the difference between the option exercise price and the fair market value on September 30, 2006 ($3.30 per share), multiplied by the number of shares underlying the in-the-money portion of the option. In-the-money options are those options for which the fair market value of the underlying Common Stock is greater than the exercise price of the option.

Employment Agreements

Carl H. Guild, Jr.

The Company entered into an employment agreement with Carl H. Guild, Jr., its President and Chief Executive Officer, effective as of November 19, 1998 and amended November 8, 2001. The original term of the agreement expired September 30, 2000; the agreement renews automatically thereafter for successive periods of one year unless earlier terminated or not renewed. Mr. Guild’s agreement contains provisions specifying his annual compensation, subject to an annual merit review by the Board of Directors. The agreement also provides for performance awards to be paid at the discretion of the Company’s Board of Directors, based on an assessment of exceptional performance. Mr. Guild’s current base salary is $246,000 and he received a performance award for fiscal year 2004 in the amount of $50,000. No awards or bonuses were awarded to executive officers for performance in fiscal years 2005 and 2006.

The Company has the right to terminate Mr. Guild’s employment upon written notice (a) immediately at any time for cause or (b) at any time without cause or upon Mr. Guild’s inability for a continuous period of at least 180 days in the aggregate during any 360-day period to perform his duties due to a physical or mental disability incapable of reasonable accommodation under applicable law.

Mr. Guild is not entitled to any severance pay upon termination of his employment for “cause,” defined as his failure or refusal to perform the services specified in his employment agreement or to carry out any lawful directions of the Board; conviction of a felony; fraud or embezzlement involving the assets of the Company, its customers, suppliers or affiliates; gross negligence or willful misconduct; or breach of any term of his employment agreement.

Upon termination of employment without cause by the Company or upon his death or disability, Mr. Guild is entitled to receive severance pay in an amount equal to the greater of six months’ base salary at the then-current level or the balance of the term of the agreement, less applicable taxes and other required withholdings and amounts owed to the Company, and including all health and other benefits to which he had been entitled while employed by the Company at the Company’s expense for at least six months. If the Company determines not to renew Mr. Guild’s employment agreement, he is entitled to an amount equal to six months’ base salary at the then-current level, less applicable taxes and other required withholdings and amounts owed to the Company, and the continuation of all health and other benefits to which he had been entitled while employed by the Company at the Company’s expense for at least six months.

Mr. Guild may terminate his employment agreement upon prior written notice to the Company. Upon his voluntary termination, he is entitled to severance pay – defined as his base salary at the then-current level, less applicable taxes and other required withholdings and amounts owed to the Company – equal to six months if the termination date is on the renewal date of the agreement or the lesser of six months or the balance of the term of the agreement if the termination date is before such renewal date.

In the event of a change in control of the Company where Mr. Guild resigns or is terminated without cause by the Company within 24 months after such an event, any unvested options held shall automatically vest and become immediately exercisable. In addition, Mr. Guild would be entitled to receive severance pay in an amount, payable in a lump sum within 30 days after the effective date of such resignation or termination, equal to 24 months’ base salary at the then-current level, less applicable taxes and other withholdings and amounts due and plus all accrued and unpaid expenses and vacation time. In the event that any payment to be received pursuant to such change in control or the value of any acceleration right in any Company stock options held in connection with the change in control of the Company would be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), whether in whole or in part as a result of being an “excess parachute payment” within the meaning of such terms in Section 280G(b) of the Code, the amount payable will be increased (grossed up) to cover the excise tax liability due under Section 4999 of the Code.

“Change in control” is defined as the occurrence of any one of the following: (a) any person or entity, including a “group” as defined in Section 13(d) of the Exchange Act (other than the Company, a wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries), becoming the beneficial owner of the Company’s securities having 51% or more of the combined voting power of the then-outstanding securities of the Company that may be cast for the election of directors of the Company; or (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (c) the approval of the stockholders of the Company of a plan of liquidation.

Michael P. Malone

The Company entered into an employment agreement with Michael P. Malone, its Chief Financial Officer, effective as of February 12, 2001. The original term of the agreement was 12 months, and the agreement renews automatically for successive periods of one year unless earlier terminated or not renewed. Mr. Malone’s agreement contains provisions specifying his annual base salary, subject to an annual merit review by the Board of Directors. The agreement also provides for performance awards to be paid at the discretion of the Company’s Board of Directors, based on an exceptional performance assessment. Mr. Malone’s current base salary is $134,000 and he received a performance award for fiscal year 2004 in the amount of $25,000 and a bonus of $3,000 in December 2003. No awards or bonuses were awarded to executive officers for performance in fiscal years 2005 and 2006.

The Company has the right, upon written notice, to terminate Mr. Malone’s employment (a) immediately at any time for cause or (b) at any time without cause. Mr. Malone is not entitled to any severance pay upon termination of his employment for “cause,” defined as his failure or refusal to perform the services specified in his employment agreement or to carry out any lawful directions of the Board; conviction of a felony; fraud or embezzlement involving the assets of the Company, its customers, suppliers or affiliates; gross negligence or willful misconduct; inability for a continuous period of at least 180 days in the aggregate during any 360-day period to perform his duties due to a physical or mental disability incapable of reasonable accommodation under applicable law; or breach of any term of his employment agreement.

Upon termination of employment without cause by the Company, Mr. Malone is entitled to receive severance pay in an amount equal to the greater of six months’ base salary at the then-current level or his base salary for the balance of the term of the agreement. If the Company determines not to renew Mr. Malone’s employment agreement, he is guaranteed, at the Company’s option, at will employment for six months or severance pay at an amount equal to six months’ base salary at the then-current level. In either case, such amounts shall be less applicable taxes and other required withholdings and amounts owed to the Company, plus all accrued but unpaid expenses and vacation time.

Mr. Malone may terminate his employment under the agreement upon prior written notice to the Company. Upon his voluntary termination, he is entitled to be paid the portion of his base salary earned and accrued through the termination date, less applicable taxes and other required withholdings and amounts owed to the Company, plus all accrued but unpaid expenses and vacation time.

In the event of a change in control of the Company where Mr. Malone resigns or is terminated without cause by the Company within six months after such an event, any unvested options held shall automatically vest and become immediately exercisable. In addition, Mr. Malone would be entitled to receive severance pay in an amount, payable in a lump sum within 30 days after the effective date of such resignation or termination, equal to six months’ base salary at the then-current level, less applicable taxes and other withholdings and amounts due and plus all accrued and unpaid expenses and vacation time. In the event that any payment to be received pursuant to such change in control or the value of any acceleration right in any Company stock options held in connection with the change in control of the Company would be subject to an excise tax pursuant to Section 4999 of the Code, whether in whole or in part as a result of being an “excess parachute payment” within the meaning of such terms in Section 280G(b) of the Code, the amount payable to Mr. Malone will be increased (grossed up) to cover the excise tax liability due under Section 4999 of the Code. “Change in control” in Mr. Malone’s employment agreement has the same definition as that found in Mr. Guild’s agreement, provided above.

PROPOSAL II. RATIFICATION OF SELECTION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of Vitale, Caturano & Company, Ltd., independent certified public accountants, to serve as auditors for the fiscal year ending September 29, 2007.

It is expected that a member of the firm of Vitale, Caturano & Company, Ltd. will be present at the Meeting and will be available to respond to appropriate questions and make a statement if they so desire.

Fees

Audit Fees. The aggregate fees billed by Vitale, Caturano & Company for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2006 and 2005, and the reviews of the financial statements included within the Company’s Forms 10-QSB during fiscal years 2006 and 2005, were approximately $16,500 (of total audit fees for fiscal 2006 of $51,000, the remainder of which will be billed in fiscal year 2007) and $41,500, respectively.

Audit-Related Fees. No fees were billed by Vitale, Caturano & Company for assurance and related services that were reasonably related to the performance of its audit or review of the Company’s financial statements for fiscal years 2006 and 2005.

Tax Fees. The aggregate fees billed by Vitale, Caturano & Company for professional services rendered for tax compliance, tax advice and tax planning for the Company for fiscal years 2006 and 2005 were approximately $8,500 and $8,500, respectively. These amounts represent those billed for tax return preparation for the Company and its subsidiary.

All Other Fees. No fees were billed by Vitale, Caturano & Company for products and services provided other than those otherwise described above for fiscal years 2006 and 2005.

Pre-Approval Policies

It is the policy of the Audit Committee to pre-approve the audit and permissible non-audit services performed by the Company’s registered independent public accountants in order to ensure that the provision of such services does not impair such firm’s independence, in appearance or fact. In fiscal year 2006, the Audit Committee pre-approved all such services performed by Vitale, Caturano & Company, Ltd.

Ratification

Stockholder ratification of the appointment of the Company’s registered independent public accountants is not required by the Company’s By-laws or otherwise, but is being done as a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider this selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy at the Meeting and entitled to vote shall be required for the ratification of the selection of the registered independent public accountants. Thus, abstentions and broker non-votes will not be included in the totals, and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table shows, as of December 15, 2006, the beneficial ownership of Common Stock of the Company by (i) any person or group who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the current directors and nominees, (iii) each of the named executive officers, and (iv) all current directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Hummingbird Management, LLC c/o Paul D. Sonkin 460 Park Avenue 12th FL New York, NY 10022	162,543	(2)	11.8%

Mitchell B. Briskin	14,178	(3)	1.0%

Carl H. Guild, Jr.	395,215	(4)	22.4%

Robert T. Lessard	15,853	(5)	1.1%

Thomas E. Peoples	14,728	(6)	1.1%

Michael P. Malone	109,940	(7)	7.4%

All current directors and executive officers as a group (5 persons)	549,914	(8)	28.6%

(1)	Unless otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group within 60 days of December 15, 2006, upon the exercise of stock options or other purchase rights, but not the exercise of options or warrants held by any other person. The address of Messrs. Briskin, Guild, Lessard, Peoples and Malone is c/o Technical Communications Corporation, 100 Domino Drive, Concord, Massachusetts 01742.
(2)	As reported by Hummingbird Management, LLC (“Hummingbird”) on Schedule 13D/A as filed with the SEC on September 19, 2006 and a Form 4 filed by Paul D. Sonkin, managing member of Hummingbird, on October 6, 2006. Shares are owned directly by The Hummingbird Value Fund, L.P. (20,183 shares), The Hummingbird Microcap Value Fund, L.P. (14,083 shares), The Hummingbird Concentrated Fund, L.P. (334 shares) and The Tarsier Nanocap Value Fund, L.P. (127,943 shares) (together, the “Funds”), for which Hummingbird acts as investment manager and has sole investment direction and voting authority with respect to investments owned of record by the Funds. Mr. Sonkin is the managing member of Hummingbird and Hummingbird Capital, LLC, which acts as the general partner of the Funds. Accordingly, each of Hummingbird, Hummingbird Capital, LLC, and Mr. Sonkin may be deemed to be the beneficial owner of the shares owned by the Funds reported above. Each such party disclaims beneficial ownership of such shares, except to the extent that each such party has an interest, if any, in such Funds.

(3)	Includes an aggregate of 8,000 shares issuable upon the exercise of stock options.
(4)	Includes an aggregate of 387,862 shares issuable upon the exercise of stock options.
(5)	Includes an aggregate of 7,000 shares issuable upon the exercise of stock options.
(6)	Includes an aggregate of 7,000 shares issuable upon the exercise of stock options.
(7)	Includes an aggregate of 107,438 shares issuable upon the exercise of stock options.
(8)	Includes an aggregate of 517,300 shares of Common Stock issuable upon the exercise of stock options.

Change of Control

The Company knows of no arrangements which may result or have resulted in a change of control.

OTHER MATTERS

The Board of Directors of the Company is not aware of any matter, other than those described above, that may come before the Meeting. However, if any other matters are properly presented to the Meeting for action, it is intended that the persons named in the enclosed proxy card will vote on such matters in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders for inclusion in the Proxy Statement and form of proxy for the Company’s 2008 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than September 14, 2007, and must comply with the applicable requirements of federal securities laws. Stockholder proposals received outside this process will be considered untimely if the Company is not provided written notice thereof at least 45 days prior to the first anniversary of the date of mailing of this year’s proxy materials, as set forth on the first page of this Proxy Statement, or November 28, 2007. In order to curtail controversy as to the date on which the Company received a proposal, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

EXPENSES AND SOLICITATION

The cost of the solicitation of proxies will be borne by the Company. Proxies will be solicited principally through the mails. Further solicitation of proxies from some stockholders may be personally made by directors, officers, and regular employees of the Company, by telephone, telegraph, facsimile or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid for any such further solicitation. In addition, the Company may request banks, brokers, custodians, nominees, and fiduciaries to forward copies of the Company’s proxy materials to those persons for whom they hold shares to request instructions for voting the proxies. The Company will reimburse any such persons for their reasonable out-of-pocket costs.

ADDITIONAL INFORMATION

The Company will provide, upon written request and without charge to each stockholder entitled to a vote at the Meeting, a copy of the Company’s Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2006. A request for copies of such report should be addressed to the Company at 100 Domino Drive, Concord, Massachusetts 01742, Attention: Investor Relations.

APPENDIX

CHARTER

of the

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by:

1.	Reviewing the financial reports and other financial information provided by the Corporation to any government body or the public;

2.	Reviewing the Corporation’s system of internal controls regarding finance and accounting;

3.	Reviewing the Corporation’s auditing, accounting and financial reporting processes;

4.	Serving as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system;

5.	Reviewing and appraising the audit efforts of the Corporation’s independent accountants;

6.	Providing an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of the Charter.

The Committee’s function is one of oversight, recognizing that the Corporation’s management is responsible for preparing the Corporation’s financial statements, and the independent auditor is responsible for auditing those statements. In adopting this Charter, the Board of Directors acknowledges that the Committee members are not employees of the Corporation and are not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the external auditor’s work or auditing standards. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation that provide information to the Committee and the accuracy and completeness of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary.

II.	COMPOSITION

The Audit Committee shall be comprised of one to three directors, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee.

Examples of such relationships might include:

•	A director being employed by the Corporation or any of its affiliates for the current year or any of the past five years;

•	A director accepting any compensation from the Corporation or any if its affiliates other than compensation for Board service or benefits under a tax-qualified retirement plan;

•	A director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Corporation or any of its affiliates as an executive officer;

•	A director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments that are or have been significant to the Corporation or business organization in any of the past five years;

•	A director being employed as an executive of another company where any of the Corporation’s executives serves on that company’s Compensation Committee.

A director who has one or more of these relationships may be appointed to the Audit Committee of the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interest of the Corporation and its shareholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for the determination.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board at the annual meeting of the Board and shall serve on the Committee for a term of one year or until the Board appoints a successor. A Chair shall be appointed by the Board.

III.	MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The purpose of the four scheduled meetings of the Audit Committee is to review and approve the annual and quarterly financial results of the Corporation prior to release and to review and approve the scope of the annual audit to be performed by the Corporation’s independent accountants. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of theses groups believe should be discussed privately. In addition, the Committee or at least its Chair should confer with the independent accountants and management quarterly to review the Corporation’s financials consistent with IV.3 below.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Document / Reports Review

1.	Review and update this Charter periodically, as conditions dictate.

2.	Review the organization’s annual financial statements and any other reports or other financial information submitted to any government body or the public, including any certification, report, opinion or review rendered by the independent accountants.

3.	Review with financial management and the independent accountants each 10-Q prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

4.	Review with independent accountants the recommendations included in their management letter, if any, and their informal observations regarding the competence and adequacy of financial and accounting procedures of the Corporation. On the basis of this review, make recommendations to the Board of Directors for any changes that seem appropriate.

5.	Prepare the minutes of each meeting and distribute to all members of the Board of Directors. The permanent file of the minutes will be maintained by the Secretary of the Corporation.

Registered Independent Public Accountants

6.	Recommend to the Board of Directors the selection of the registered independent public accountants, considering independence and effectiveness. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountant’s independence.

7.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

8.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Process

9.	In consultation with the independent accountants, review the integrity of the organization’s financial reporting processes, both internal and external.

10.	Consider the independent accountant’s judgements about the appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

11.	Consider and approve, if appropriate, major changes to the Corporation’s accounting principles and practices as suggested by the independent accountants or management.

Process Improvement

12.	Establish regular and separate systems of reporting to the Audit Committee by management and independent accountants regarding any significant judgements made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgements.

13.	Following completion of the annual audit, review separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

14.	Review any significant disagreement among management and the independent accountants in connection with the preparation of financial statements.

15.	Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

TECHNICAL COMMUNICATIONS CORPORATION

Proxy for Annual Meeting of Stockholders - February 12, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CARL H. GUILD, JR., MICHAEL P. MALONE and DAVID A. WHITE, or any of them, proxies of the undersigned, with full powers of substitution, with all the powers the undersigned would possess if personally present, to vote the stock of the undersigned in TECHNICAL COMMUNICATIONS CORPORATION at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time on February 12, 2007, and at any adjournments thereof. This proxy, if properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR all proposal items. Please vote, date and sign on the reverse side, and promptly return in the enclosed envelope.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

TECHNICAL COMMUNICATIONS CORPORATION

February 12, 2007

Please complete, date, sign and return your proxy card in the envelope provided as soon as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Elect one Class l Director to serve on the Board of Directors for a term of three years expiring at the 2010 Annual Meeting of Stockholders.		2. Ratify the appointment of Vitale, Caturano & Company, Ltd. as registered independent public accountants for the Company for the fiscal year ending September 29, 2007.	☐	☐	☐
NOMINEE:
☐ FOR THE NOMINEE	Mitchell B. Briskin. Class l Director
☐ WITHHOLD AUTHORITY FOR THE NOMINEE		3. Consider and act upon such other business and matters as may properly come before the Meeting or any adjournments thereof.	☐	☐	☐

The Board of Directors knows of no other matters to be presented at the Meeting.

Only stockholders of record of the Company at the close of business on December 15, 2006 are entitled to notice of and to vote at the Meeting or any adjournments thereof.

All stockholders are cordially invited to attend the Meeting.

Whether or not you expect to attend the Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. If you return your proxy, you may nevertheless attend the Meeting and vote your shares in person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear in this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.